News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Sr. Dir., Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES PROVIDES ADDITIONAL PRELIMINARY FIRST QUARTER FINANCIAL RESULTS

CHANTILLY, Va., April 17, 2009 – Online Resources Corporation (Nasdaq: ORCC), a leading provider of online financial services, today provided the following additional information regarding its preliminary financial results for the three months ended March 31, 2009.

•	Net loss available to common stockholders is expected to be between $0.07 and $0.05 per diluted share.

Unchanged from the Company’s previous announcement are the following preliminary results and supplemental information for the first quarter of 2009:

•	Revenue is expected to be between $39.1 million and $39.3 million, compared with $39.2 million for the first quarter of 2008. (Note: first quarter 2008 revenue has been corrected from yesterday’s release, where it was incorrectly cited as $37.2 million.)

•	Adjusted Ebitda [1], a non-GAAP measure, is expected to be between $8.2 million and $8.4 million, compared to $7.4 million for the 2008 period.

•	Non-GAAP core net income [2] per share is expected to be between $0.06 and $0.07, compared with $0.05 for the prior year period.

The Company also said that after debt repayment of $3.2 million during the quarter, its cash and short-term investment position is expected to be $27.4 million at March 31, 2009, or $3.4 million above its cash and short-term investment position at December 31, 2008.

In addition, the Company incurred approximately $800,000 in expenses related to a proxy contest initiated by hedge fund Tennenbaum Capital Partners (“Tennenbaum”) and expects to incur additional proxy-related expenses in the second quarter. The Company also cautions shareholders that Tennenbaum has indicated should any of its nominees be elected, it will ask the Company to reimburse its costs for the proxy contest.

1 Adjusted Ebitda is a non-GAAP measure we define as earnings before interest, taxes, depreciation and amortization, preferred stock accretion and equity compensation expense.

2 Core net income is a non-GAAP measure we define as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, income tax benefit from the release of valuation allowance, income (costs) related to the fair market valuation of certain derivatives and mark to market investments, preferred stock accretion related to the redemption premium and all other non-recurring charges. Some or all of these items may not be applicable in any given reporting period.

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Reconciliation of Non-GAAP Measures
(In thousands, except per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2009		2008
	Low	High
	(Unaudited)		(Unaudited)
Reconciliation of adjusted Ebitda (See Note 1):

Net loss available to common stockholders	$(2,099)	$(1,524)	$(3,582)

Depreciation and amortization (incl. loss on disposal of assets)	5,300	5,000	5,533

Equity compensation expense	1,400	1,200	1,416

Other (income) expense	1,100	950	2,218

Income tax provision (benefit)	250	525	(381)

Preferred stock accretion	2,249	2,249	2,177

Adjusted Ebitda (See Note 1)	$8,200	$8,400	$7,381

Reconciliation of core net income (See Note 2):

Net loss available to common stockholders	$(2,099)	$(1,524)	$(3,582)

Preferred stock accretion related to redemption premium	394	394	387

Change in fair value of stock price protection	—	—	1,387

Change in fair value of theoretical swap derivative	(58)	(58)	(682)

Change in fair value of mark to market investments	(13)	(13)	111

Equity compensation expense	1,400	1,200	1,416

Amortization of intangible assets	2,082	2,082	2,618

Core net income (see Note 2)	$1,706	$2,081	$1,655

Reconciliation of core net income per share:

Diluted net loss available to common stockholders	$(0.07)	$(0.05)	$(0.12)

Preferred stock accretion related to redemption premium	0.01	0.01	0.01

Change in fair value of stock price protection	—	—	0.05

Change in fair value of theoretical swap derivative	—	—	(0.02)

Change in fair value of mark to market investments	—	—	—

Equity compensation expense	0.05	0.04	0.05

Amortization of intangible assets	0.07	0.07	0.09

Other, including impact of treasury method and rounding	—	—	(0.01)

Core net income per share	$0.06	$0.07	$0.05

Notes:

1.	Adjusted Ebitda is a non-GAAP measure we define as earnings before interest, taxes, depreciation and amortization, preferred stock accretion and equity compensation expense.

2.	Core net income is a non-GAAP measure we define as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, income tax benefit from the release of valuation allowance, income (costs) related to the fair market valuation of certain derivatives and mark to market investments, preferred stock accretion related to the redemption premium and all other non-recurring charges. Some or all of these items may not be applicable in any given reporting period.

About Online Resources
Online Resources (Nasdaq: ORCC) powers financial interactions between millions of consumers and the company’s financial institution and biller clients. Backed by its proprietary payments gateway that links banks directly with billers, the company provides web and phone-based financial services, electronic payments and marketing services to drive consumer adoption. Founded in 1989, Online Resources has been recognized for its high growth and product innovation. It is the largest financial technology provider dedicated to the online channel. For more information, visit www.orcc.com.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements

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